Exhibit 10.23

CANADIAN SALE AGREEMENT

Dated as of February 23, 2015

by and between

CCG EQUIPMENT FINANCE LIMITED

and

CCG CANADA FUNDING 2 LP, by its general partner

1020973 B.C. LTD.

i

TABLE OF CONTENTS

(continued)

CANADIAN SALE AGREEMENT

This Canadian Sale Agreement, dated as of February 23, 2015 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between CCG EQUIPMENT FINANCE LIMITED, a corporation incorporated under the laws of the Province of British Columbia (the “Canadian Originator”) and CCG CANADA FUNDING 2 LP, an Ontario limited partnership, by its general partner 1020973 B.C. LTD. The parties hereto agree as follows:

A. The Canadian Originator desires to sell to or contribute to the Canadian SPV on a fully-serviced basis, and the Canadian SPV desires to purchase from the Canadian Originator, all of the Canadian Originator’s right, title and interest in, to and under the Sold Assets.

B. In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. All capitalized terms used herein shall have the meanings specified herein or, if not so specified, the meaning specified in, or incorporated by reference into, the Second Tier Agreement. In addition, as used in this Agreement, the following terms shall have the following meanings:

“Assignment Agreement” means an Assignment Agreement in the form of Exhibit A hereto.

“Canadian Originator” is defined in the preamble.

“Canadian Originator Indemnified Amounts” is defined in Section 8.1.

“Canadian Originator Indemnified Parties” is defined in Section 8.1.

“Canadian SPV” means 1020973 B.C. Ltd., as general partner, for and on behalf of itself and the partners of CCG Canada Funding 2 LP.

“Canadian SPV GP” means 1020973 B.C. Ltd., and its successors and assigns.

“Contract Schedule” means Schedule I of each Assignment Agreement.

“ETA” means Part IX of the Excise Tax Act (Canada).

“ITA” means the Income Tax Act (Canada).

“Limited Partnership Agreement” means the limited partnership agreement dated as of December 9, 2014 between Canadian SPV GP, as general partner, and CCG Equipment Finance Limited, as limited partner, as the same may be amended, restated or replaced from time to time.

“Purchase Termination Date” is defined in Section 7.1.

“Repurchase Amount” is defined in Section 5.4.

“Second Tier Agreement” means the Loan and Administration Agreement, dated as of February 23, 2015, by and among the Canadian Originator, individually and as Canadian Servicer, the Canadian SPV, the U.S. Originator, individually and as U.S. Servicer, Portfolio Financial Servicing Company, as Backup Servicer, Wells Fargo Bank, National Association, as a Lender, as Administrator, as Facility Agent, and the other Lenders from time to time parties thereto, as amended, supplemented or otherwise modified from time to time.

“Senior Obligations” means all Aggregate Unpaids which may now or hereafter be owing by the Canadian SPV to the Facility Agent, the Administrators, the Lenders, the Interest Rate Hedge Counterparties and other Indemnified Parties.

“Sold Assets” means any and all of the Sold Receivables and Equipment sold or contributed by the Canadian Originator to the Canadian SPV hereunder, together with the Related Security and proceeds relating thereto.

“Sold Receivables” means any and all Receivables sold or contributed by the Canadian Originator to the Canadian SPV hereunder.

Section 1.2. Other Terms. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (c) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (d) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (e) the term “including” means “including without limitation”; (f) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (g) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (h) references to any Person include that Person’s successors and assigns; and (i) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 1.3. Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

SALE AND PURCHASE OF RECEIVABLES

Section 2.1. Selection, Sale of Receivables and other Sold Assets. On the terms and subject to the conditions set forth herein, the Canadian Originator may from time to time sell or, in its capacity as limited partner of the Canadian SPV, contribute to the Canadian SPV on a fully-serviced basis, and the Canadian SPV may purchase from the Canadian Originator, all of the Canadian Originator’s right, title and interest in, to and under the Receivables described below and all Related Security and proceeds of the foregoing, in each case whether now existing or hereafter arising or acquired as follows:

(a) Each sale and contribution of a Receivable, the Related Security, Collections, and proceeds of the foregoing shall be evidenced by an Assignment Agreement and shall occur as of the “Purchase Date” specified in the Assignment Agreement. The Receivables to be sold and/or contributed shall be listed on the Contract Schedule to the relevant Assignment Agreement. The Canadian Originator will insure that no such Eligible Receivable shall be subject to any adverse selection which could reasonably be expected to be materially unfavorable to the Canadian SPV, any of the Lenders or their assignees in such selection for sale to the Canadian SPV.

(b) Each transfer of an Eligible Receivable pursuant to an Assignment Agreement shall be effective as of the date set forth in such Assignment Agreement. The Canadian Originator will, on the effective date of any such sale, mark its computer files relating to such Receivables, together with its other related books and records, with a notification indicating that such Receivables, together with all Related Security and proceeds thereof have been sold or contributed, as the case may be, to the Canadian SPV and are no longer assets of the Canadian Originator.

(c) The Related Security and any proceeds relating to any Receivable which are received after the related Cut-Off Date shall be sold or contributed at the same time as such Receivable is sold or contributed hereunder, whether such Related Security and proceeds exist at such time or arise or are acquired thereafter.

Section 2.2. Intent of the Parties. The Canadian Originator and the Canadian SPV intend the transactions hereunder to be true sales and contributions of the Sold Assets by the Canadian Originator to the Canadian SPV for all purposes, providing the SPV with the full risks and benefits of ownership of the Sold Assets (such that the Sold Assets would not be property of the Canadian Originator’s estate in the event of the Canadian Originator’s bankruptcy).

Section 2.3. No Recourse. Except as specifically provided in this Agreement, the purchase and sale of the Sold Assets under this Agreement shall be without recourse to the Canadian Originator.

ARTICLE III

CONSIDERATION AND PAYMENT

Section 3.1. Purchase Price. The purchase price for each Receivable and the Related Security therefore shall be not less than approximately fair market value of such Receivable and the Related Security. The Canadian SPV shall pay the Canadian Originator the purchase price with respect to each Receivable and the Related Security therefor on the date of purchase by transfer of funds, to the extent that the Canadian SPV has received funds available for that purpose under Section 2.3 or 2.16 of the Second Tier Agreement. If the Canadian SPV did not receive sufficient funds to pay the purchase price for any Sold Assets, such Sold Assets, to the extent the purchase price therefor is not paid in full, shall be deemed to have been transferred by the Canadian Originator to the Canadian SPV as a capital contribution, in return for an increase in the partnership units and/or increase to the capital account maintained in respect of the Canadian Originator’s partnership units of the Canadian SPV held by the Canadian Originator.

Section 3.2. Substitution of Receivables. The Canadian Originator may substitute a Receivable with a new Receivable to the extent the Canadian SPV is permitted to substitute such Receivable pursuant to Section 6.5 of the Second Tier Agreement. If the Canadian Originator substitutes any Receivable pursuant to this Section 3.2, each such Substitute Receivable shall be accompanied by a supplement to this Agreement, substantially in the form of Exhibit B hereto, subjecting such Receivable, the Related Security, Collections and proceeds of the foregoing to the provisions hereof and providing with respect to such Substitute Receivable and the Related Security the information required in the schedule to such supplement.

ARTICLE IV

ADMINISTRATION AND COLLECTION

Section 4.1. Breach of Representations. If as of any Month End Date any of the representations or warranties of the Canadian Originator set forth in Section 5.2(a), (h), (i), (l), (n), (p) or (s) was untrue (as of the related Purchase Date) in any material respect with respect to a Sold Receivable, the Canadian Originator shall repurchase such sold Receivable and shall pay to the Canadian SPV in immediately available funds an amount equal to the entire Outstanding Balance of such Sold Receivable as provided in Section 5.4.

Section 4.2. Actions Evidencing Purchases.

(a) On or prior to the Closing Date and on each Purchase Date thereafter, the Canadian Originator shall mark its master data processing records evidencing the Receivables with a legend evidencing that the Receivables and related Equipment which were sold or contributed hereunder on such day have been sold or contributed in accordance with this Agreement. In addition, the Canadian Originator agrees that from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all further action that the Canadian SPV or its assignee may reasonably request in order to perfect, protect or more fully evidence the purchases hereunder. Without limiting the generality of the foregoing, the Canadian Originator shall, upon the request of the Canadian SPV or its assignee, execute and file such financing or financing change statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.

(b) The Canadian Originator hereby authorizes the Canadian SPV or its assignee to file one or more PPSA financing statements or PPSA financing change statements, and amendments thereto and assignments thereof, relative to all the Sold Assets now existing or hereafter arising in the name of the Canadian Originator.

Section 4.3. Power of Attorney. (a) The Canadian Originator hereby irrevocably appoints the Canadian SPV and its assigns as its attorney-in-fact with right of substitution so that the Canadian SPV and its assigns or any Person designated by the Canadian SPV or its assigns shall be authorized, without need of further authorization from the Canadian Originator to take any action and to execute any instrument that the Canadian SPV or its assigns (or such designee) may be directed to take or may be necessary or advisable to accomplish the transfer of the Sold Assets pursuant to this Agreement, including to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Sold Assets, to receive, endorse and collect any drafts or other documents in connection therewith, and to file any claims or take any action or institute any proceedings that the Canadian SPV or its assigns (or such designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of the Canadian Originator in respect of, the Sold Assets.

(b) The Canadian Originator hereby confirms and ratifies any and all actions taken by the Canadian SPV or its assigns or any other Person empowered by the Canadian SPV or its assigns as such Person’s attorney-in-fact pursuant to the powers granted hereunder.

(c) This special power of attorney shall be deemed coupled with an interest and cannot be revoked by the Canadian Originator until all the Senior Obligations shall have been finally and fully paid and performed; it being understood and agreed that assignees of the Canadian SPV, other than the Canadian Servicer, shall not exercise the powers granted under this Section 4.3 except during the existence of a Termination Event.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1. Mutual Representations and Warranties. Each of the Canadian Originator (for the benefit of the Canadian SPV and its assignees) and the Canadian SPV represents and warrants to the other that on the Closing Date, on the date of execution and delivery of this Agreement and on each Purchase Date:

(a) Existence, Power and Qualification. It (i) is a corporation, company or partnership duly organized, created or established, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) is not organized under the Laws of any other jurisdiction or governmental authority, (iii) has all power and all licenses, authorizations, consents and approvals of all Official Bodies required to own or lease its properties and to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorizations, consents and approvals would not individually or in the aggregate have a Material Adverse Effect), (iv) is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business or ownership or lease of its properties requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect, and (v) it is not a non-resident of Canada within the meaning of the ITA.

(b) Due Authorization; Contravention. The execution, delivery and performance by it of this Agreement, the Second Tier Agreement and the other Transaction Documents to which it is a party (i) are within its corporate, company or limited partnership powers, (ii) have been duly authorized by all necessary corporate, shareholder or partner action, as the case may be, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Section 4.2), (iv) do not contravene or constitute a default under (A) its articles of incorporation, by-laws, or Limited Partnership Agreement, as the case may be, (B) any Law applicable to it, (C) any material contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property, and (v) will not result in the creation or imposition of any Adverse Claim (other than Permitted Adverse Claims created under the Transaction Documents) upon or with respect to its property, except as contemplated hereby and by the Transaction Documents, which could not reasonably be expected to have a Material Adverse Effect.

(c) Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes and upon payment of the purchase price as set forth herein shall constitute the legal, valid and binding obligation of it, enforceable against it in accordance with the respective terms of such agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity; regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 5.2. The Canadian Originator’s Additional Representations and Warranties.

The Canadian Originator hereby represents and warrants to the Canadian SPV (and its assignees) each of the following:

(a) Good Title. Immediately preceding each sale or contribution of all of the Canadian Originator’s right, title and interest in, to and under the related Sold Receivables and all other related Sold Assets hereunder, the Canadian Originator was the owner of all of the Sold Receivables and all other Sold Assets, free and clear of all

Adverse Claims (other than any Permitted Adverse Claim). This Agreement constitutes a valid sale, transfer and assignment of the Sold Assets to the Canadian SPV from the Canadian Originator and, upon each purchase or contribution, as the ease may be, hereunder the Canadian SPV shall acquire a valid, enforceable and perfected ownership interest in each Sold Receivable and all of the other Sold Assets which are selected for such sale or contribution pursuant to Section 2.1, free and clear of any Adverse Claim (other than any Permitted Adverse Claim).

(b) Accuracy of Information. All written information furnished by the Canadian Originator to the Canadian SPV (or its assignee) for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such written information hereafter furnished by it to the Canadian SPV (and its assignee) shall be, true, complete and accurate in every material respect, on the date such information is stated or certified.

(c) Tax Status; Sale Treatment. The Canadian Originator (i) has filed all tax returns (federal, provincial and local) required to be filed, (ii) has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (except for taxes, assessments or other governmental charges that are being contested in good faith by the Canadian Originator through appropriate proceedings and with respect to which adequate reserves have been maintained in accordance with GAAP), and (iii) will not account for each sale of each Sold Receivable and the other Sold Assets hereunder other than as a sale and absolute conveyance by the Canadian Originator to the Canadian SPV (except to the extent otherwise required (i) for Canadian federal income tax purposes or (ii) by the application of consolidated financial reporting principles under GAAP. No tax lien has been filed against the Canadian Originator and to the Canadian Originator’s knowledge, no tax lien claim is being asserted against any of its properties which could reasonably be expected to have a Material Adverse Effect.

(d) Action, Suits. The Canadian Originator is not in violation of any order of any Official Body or arbitrator. There are no actions, suits, litigation, investigations or proceedings pending, or to the knowledge of the Canadian Originator threatened, against or affecting the Canadian Originator or any Affiliate of the Canadian Originator or their respective properties, in or before any Official Body or arbitrator which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) Use of Proceeds. No proceeds of any sale or contribution hereunder shall be used by the Canadian Originator for any purpose that violates Applicable Law

(f) Principal Place of Business; Chief Executive Office; Location of Records. The registered office, principal place of business and chief executive office of the Canadian Originator and the offices where the Canadian Originator keeps all of its Records relating to the Sold Receivables, are located at the address(es) described on Schedule I or such other locations notified to the Canadian SPV in accordance with Section 6.3(e) in jurisdictions where all action required by Section 4.2 has been taken and completed by the time required pursuant to Section 6.3(e).

(g) Subsidiaries; Tradenames, Etc. (i) As of the date hereof, the Canadian Originator has only the Subsidiaries and divisions listed on Schedule I (which Schedule may be updated from time to time by notice from the Canadian Originator to the Canadian SPV (and the Facility Agent, as its assignee)) and (ii) the Canadian Originator has, within the last five (5) years, operated only under the tradenames identified on Schedule I, and, within the last five (5) years, has not changed its name other than the tradenames identified on Schedule I, merged with or into or consolidated with any other Person or been the subject of any proceeding under any bankruptcy, insolvency or similar law.

(h) Nature of Sold Receivables. Each Sold Receivable will be an Eligible Receivable on the date on which it is sold or contributed to the Canadian SPV hereunder. As of the date a Sold Receivable was sold or contributed hereunder, the Canadian Originator has no knowledge of any fact that would cause it or should have caused it to expect any payments on such Sold Receivable will not be paid in full when due or that is reasonably likely to cause or result in any Material Adverse Effect in respect of such Sold Receivable.

(i) No Adverse Selection. Each Sold Receivable sold or contributed hereunder was not and will not be subject to any adverse selection, which could reasonably be expected to be materially unfavorable to the Canadian SPV, to any Lender, or to any assignee thereof (or its assignee).

(j) Not an Investment Company. The Canadian Originator is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act.

(k) Pension Plan. The Canadian Originator is in compliance with the applicable provisions of the Canadian Employee Benefits Laws relating to its Plans; (ii) during the twelve-consecutive-month period prior to the Closing Date, and each Purchase Date, no steps have been taken to terminate any Plan, and no contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under or deemed trust under any Canadian Employee Benefits Law; and (iii) no condition exists or event or transaction has occurred with respect to any Plan which could reasonably be likely to result in the Canadian Originator incurring any material liability, fine or penalty under any Canadian Employee Benefits Law.

(l) Payment Instructions; Canadian Collection Account. All Obligors in respect of Sold Receivables sold or contributed hereunder have been instructed as of the date of such sale or contribution to make payment to an account of the Canadian Servicer. The name and address of the Canadian Collection Bank, together with the account number of the Canadian Collection Account at such Canadian Collection Bank, are specified on Schedule II, as updated by the Canadian Originator from time to time by notice from the Canadian Originator to the Canadian SPV.

(m) Bulk Sales. No transaction contemplated hereby requires compliance with any bulk sales act or similar law to which the Canadian Originator is subject.

(n) Lease Agreement Effective. With respect to Lease Receivables sold or contributed hereunder, as of the date of such sale or contribution, each related lease agreement which gives rise to a Lease Receivable is or becomes effective and binding upon and enforceable against the related Obligor upon the payment by such Obligor of the first installment of the rentals under such lease agreement.

(o) Preference; Voidability. The Canadian SPV shall have given approximately the present fair market value to the Canadian Originator in consideration for the sale to the Canadian SPV of the Sold Assets from the Canadian Originator, and each such sale shall not have been made for or on account of an antecedent debt owed by the Canadian Originator to the Canadian SPV and no such sale is or may be voidable under any applicable bankruptcy, insolvency or similar laws.

(p) Compliance with Law. The Canadian Originator has complied with all Applicable Laws to which it or its business and property may be subject, except where the failure to comply would not have a Material Adverse Effect.

(q) Representations and Warranties in other Transaction Documents. Each of the representations and warranties made by the Canadian Originator contained in the Transaction Documents (other than this Agreement) is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Canadian SPV as if the same were set forth in full herein.

(r) Perfection Representations. The perfection representations set forth in Schedule 5.2 attached hereto shall be a part of this Agreement for all purposes.

Section 5.3. Reaffirmation of Representations and Warranties by the Canadian Originator; Notice of Breach. On each date that Sold Receivables are conveyed hereunder, the Canadian Originator, by accepting the proceeds of such conveyance, shall be deemed to have certified that all representations and warranties made by it in Sections 5.1 and 5.2 are true and correct on and as of such day as though made on and as of such day (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date). Upon discovery by the Canadian Originator of a breach of any of the foregoing representations and warranties, the Canadian Originator shall give written notice to the Canadian SPV within three (3) Business Days of such discovery.

Section 5.4. Repurchases. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, if any representation and warranty set forth in Section 5.2(a), (h), (i), (l), (n), (o) or (r) was untrue in any material respect (as of the related Purchase Date) with respect to any Sold Receivable or the related Sold Assets, then the Canadian Originator shall repurchase such Sold Receivable and the related Sold Assets from the Canadian SPV for an amount equal to the then Outstanding Balance of such Sold Receivable (the “Repurchase Amount”).

Section 5.5. Nonconsolidation Representations and Warranties by the Canadian SPV GP:

(a) Nonconsolidation. The Canadian SPV GP has taken and will continue to take all actions required to maintain the Canadian SPV’s status as a separate legal entity, including, without limitation, (i) not holding the SPV out to third parties as other than an entity with assets and liabilities distinct from the Canadian Originator and the Canadian Originator’s other Subsidiaries; (ii) not holding the Canadian SPV out to be responsible for any decisions or actions relating to the Canadian Originator; (iii) preparing unaudited separate financial statements for the Canadian SPV (which may be consolidated with the Canadian Originator); (iv) taking such other actions as are necessary on its part to ensure that all corporate and partnership procedures required by its articles of incorporation and by-laws and the Limited Partnership Agreement are duly and validly taken; (v) keeping correct and complete records and books of account and corporate minutes; and (vi) not acting in any manner that could foreseeably materially mislead others with respect to the Canadian SPV’s separate identity. In addition to the foregoing, the Canadian SPV GP has taken and will continue to take all necessary actions so that:

(A) the Canadian SPV shall maintain corporate records and books of account and corporate minutes separate from those of any other entity;

(B) the Canadian SPV shall maintain an arm’s-length relationship with the Canadian Originator and shall not hold itself out as being liable for any Indebtedness of the Canadian Originator (other than certain indemnification obligations of the Canadian SPV provided herein);

(C) the Canadian SPV shall keep its assets and its liabilities wholly separate from those of any other entity (except with respect to any commingled Collections to the extent permitted under the Second Tier Agreement);

(D) the Canadian SPV shall at all times limit its transactions to those expressly permitted hereunder or under any other Transaction Document; and

(E) the Canadian SPV shall comply with (and cause to be true and correct) each of the facts and assumptions contained in the opinion of Cassels, Brock and Blackwell LLP, counsel to the Canadian SPV, delivered pursuant to Section 4.1(q) of the Second Tier Agreement.

ARTICLE VI

COVENANTS

Section 6.1. Affirmative Covenants of the Canadian SPV. At all times from the date hereof to and including the Final Payout Date, the Canadian SPV agrees solely as to itself that it will not take any action that is inconsistent with the terms of Sections 5.1(i) or (j) of the Second Tier Agreement or Section 5.5 hereof. It further covenants that, prior to the initial Purchase Date, it will be registered under the ETA.

Section 6.2. Affirmative Covenants of the Canadian Originator. At all times prior to the Final Payout Date, the Canadian Originator, for the benefit of the Canadian SPV and its assignee, shall do each of the following:

(a) Conduct of Business; Ownership. The Canadian Originator shall carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where failure to so comply would not have a Material Adverse Effect. The Canadian Originator shall at all times be the registered and beneficial holder of 99.9999% of all of the Canadian SPV’s partnership units.

(b) Compliance with Laws, Etc. The Canadian Originator shall comply with all Laws to which it or its properties may be subject and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except where failure to so comply, preserve or maintain would not have a Material Adverse Effect.

(c) Inspection of Records. The Canadian Originator shall, at the cost and expense of the Canadian Originator, at any time and from time to time during regular business hours, upon reasonable notice, as requested by the Canadian SPV or its assignees (including, without limitation, the Facility Agent or any Administrator), permit such Person, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Sold Assets, including the related Contracts and (ii) to visit the offices and properties of the Canadian Originator for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Sold Assets or the Canadian Originator’s performance hereunder, under the Contracts and under the other Transaction Documents to which the Canadian Originator is a party with any of the officers, directors, or in the presence of an officer, the employees or independent public accountants of the Canadian Originator having knowledge of such matters; provided, however, that unless a Potential Termination Event or a Termination Event exists, the Canadian Originator shall only reimburse the Facility Agent for the costs and expenses incurred by the Facility Agent for one such inspection during each calendar year.

(d) Notice of the Canadian SPV’s and Facility Agent’s Interest. In the event that the Canadian Originator shall sell or otherwise transfer any interest in accounts receivable or any other financial assets (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by the Canadian Originator in connection with any such sale or transfer shall, to the extent that such computer tapes, files or other documents or instruments contain any references to the Sold Receivables, the Canadian Originator shall disclose the Canadian SPV’s ownership of the Sold Receivables and the Facility Agent’s security interest therein.

(e) Sale Treatment. The Canadian Originator shall not account for, or otherwise treat, the transactions contemplated herein in any manner other than as a sale of Receivables by the Canadian Originator to the Canadian SPV (except to the extent otherwise required (i) for Canadian federal income tax purposes or (ii) by the application of consolidated financial reporting principles under GAAP).

(f) Protection of Security Interest of the Secured Parties. The Canadian Originator agrees that it shall, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Facility Agent may reasonably request in order to perfect or protect the Canadian SPV’s title in the Sold Assets or to enable the Canadian SPV or the Facility Agent (as its assignee) to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, the Canadian Originator shall, upon the request of the Canadian SPV or the Facility Agent (as its assignee), (i) execute and file such financing or financing change statements or amendments thereto or assignments thereof (as otherwise permitted to be executed and filed pursuant hereto) as may be requested by the Canadian SPV or the Facility Agent (as its assignee) and (ii) mark its respective master data processing records and other documents with a legend describing the security interest granted to the Canadian SPV (or its assignee) in the Sold Assets. To the fullest extent permitted by Applicable Law, the Canadian SPV (or its assignee) shall be permitted to sign and file financing change statements and amendments thereto and assignments thereof without the Canadian Originator’s signature. Notwithstanding the foregoing, the Canadian Originator shall not be required to file financing statements against Excluded Equipment prior to the occurrence of a Termination Event or a Potential Termination Event under the Second Tier Agreement.

(g) Collections Received. The Canadian Servicer shall cause all funds that constitute Canadian Collections to be remitted to the Canadian Collection Account within five (5) Business Days of the receipt of such funds, provided that the Canadian Servicer may withhold any Tax and Insurance Charges pending payment of such amounts to the appropriate third-party in accordance with Section 2.12 of the Second Tier Agreement.

(h) Taxes. The Canadian Originator will maintain all necessary tax registrations, including under the ETA, and file all tax returns and reports required by applicable law to be filed by it and will promptly pay all taxes and governmental charges at any time owing by it (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person).

(i) Insurance. The Canadian Originator will cause the related Obligors to maintain general liability insurance with financially sound and reputable insurance companies covering all Equipment owned or leased by such Obligor in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(j) Custodian File. Within five (5) Business Days of each proposed Purchase Date, the Canadian Originator shall cause to be delivered to the Canadian SPV or the Custodian the Custodian Files for the relevant Sold Receivables. Each Custodian File shall be clearly marked with a Contract number, which shall be used by the Canadian Originator, the Canadian SPV and the Facility Agent to identify such Contract and the related Pool Receivable. The Canadian Originator shall take all actions necessary or reasonably requested by the Canadian SPV or the Facility Agent from time to time to ensure that the Custodian File with respect to each Sold Receivable that constitutes a “Pool Receivable”, as defined in the Second Tier Agreement, is accurate and complete in all material respects.

(k) Deposits to Collection Account. The Canadian Originator shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Canadian Collection Account cash or cash proceeds other than Collections, Servicer Charges or Excluded Amounts (or misdirected funds, which shall be removed as soon as practicable) in respect of the Pool Receivables.

(l) Keeping of Records and Books of Account. The Canadian Originator shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of substantially all new Receivables and all Collections of and adjustments to each existing Receivable).

(m) Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. The Canadian Originator shall, at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables; and shall timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(n) Instructions to the Obligors. The Canadian Originator shall instruct all Obligors to cause all Collections to be deposited directly to the Canadian Servicer.

Section 6.3. Negative Covenants of the Canadian Originator. At all times from the date hereof to and including the Final Payout Date:

(a) No Sales, Liens, Etc. Except as otherwise provided herein and in the other Transaction Documents, the Canadian Originator shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) (or the filing of any PPSA financing statement) upon or with respect to (x) any of the Sold Assets or (y) any inventory or goods (including Equipment), the sale or lease of which gave rise to a Receivable, or assign any right to receive income in respect thereof.

(b) No Extension or Amendment of Receivables. The Canadian Originator shall not claim or assert that it has, solely in its capacity as Canadian Originator, the right to extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract pursuant to which such Receivable is created.

(c) No Subsidiaries, Mergers, Etc. If after giving effect thereto, there would exist a Termination Event, the Canadian Originator shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person or dissolve or terminate.

(d) Change in Payment Instructions to the Obligors. The Canadian Originator shall not add or terminate the Canadian Collection Bank or the Canadian Collection Account to or from those listed on Schedule II or make any change in its instructions to the Obligors regarding payments in respect of Receivables to be made to an account of the Canadian Servicer.

(e) Change of Name, Etc. The Canadian Originator shall not change its name, identity, jurisdiction of formation or structure (including through a merger) or the location of its chief executive office or principal place of business or make any other change which, in the case of the foregoing, could cause any PPSA financing statement filed in connection with this Agreement or any other Transaction Document to become “seriously misleading” or otherwise ineffective under Applicable Law or change its jurisdiction of organization, unless at least thirty (30) days prior to the effective date of any such change the Canadian Originator delivers to the Canadian SPV and the Facility Agent such documents, instruments or agreements, executed by the Canadian Originator as are necessary to reflect such change and to continue the perfection of the Canadian SPV’s and the Facility Agent’s ownership interests or security interests, as applicable, in the Sold Assets. The Canadian Originator will not become or seek to become organized under the laws of more than one jurisdiction.

ARTICLE VII

TERM AND TERMINATION

Section 7.1. Term. This Agreement shall commence as of the Closing Date and shall continue in full force and effect until the occurrence of any of the following (each, a “Purchase Termination Date”):

(a) the Final Payout Date;

(b) the date on which any representation or warranty made or deemed made by or on behalf of the Canadian Originator under or in connection with this Agreement or any other writing or certification furnished by or on behalf of the Canadian Originator pursuant hereto shall prove to have been false or incorrect in any material respect when made or deemed to have been made, and shall continue to be false or incorrect for a period of thirty (30) days after the earlier to occur of (i) the Canadian Originator having obtained knowledge thereof and (ii) the Canadian Originator having received written notice thereof from the Canadian SPV; provided, however, that with respect to the falsity or incorrectness of any representation and warranty made pursuant to Section 5.2 with respect to any Receivable or any related Sold Asset, such falsity or incorrectness shall not constitute a Purchase Termination Date so long as the Canadian Originator has complied with its obligations in respect of such Receivable pursuant to Section 5.4 or Section 3.2;

(c) the date on which the Canadian Originator shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall continue unremedied for thirty (30) days after the earlier to occur of (i) the Canadian Originator having obtained knowledge thereof and (ii) the Canadian Originator having received written notice thereof from the Canadian SPV; or

(d) the occurrence of an Event of Bankruptcy with respect to either the Canadian SPV or the Canadian Originator;

provided, however, that the occurrence of the Purchase Termination Date pursuant to this Section 7.1 shall not discharge any Person from any obligations incurred prior to the Purchase Termination Date, including any obligations to make any payments with respect to the interest of the Canadian SPV in any Receivable sold or contributed prior to the Purchase Termination Date; provided, further, that: (i) the rights and remedies of the Canadian SPV with respect to any representation and warranty made or deemed to be made by the Canadian Originator pursuant to this Agreement, (ii) the indemnification and payment provisions of Article VIII, and (iii) the agreements set forth in Sections 2.2, 2.4, and 9.9 shall survive any termination of this Agreement.

Section 7.2. Effect of Purchase Termination Date. Following the occurrence of the Purchase Termination Date pursuant to Section 7.1, the Canadian Originator shall not sell, and the Canadian SPV shall not purchase, any Receivables, provided, however, that the Canadian Originator may continue to substitute Receivables solely to the extent permitted by Section 6.5 of the Second Tier Agreement. No termination or rejection or failure to assume the executory obligations of this Agreement in any Event of Bankruptcy with respect to the Canadian Originator or the Canadian SPV shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including pre-termination breaches of representations and warranties by the Canadian Originator or the Canadian SPV. Without limiting the foregoing, prior to the Purchase Termination Date, the failure of the Canadian Originator to deliver computer records of any Receivables or any reports regarding any Receivables shall not render such transfer or obligation executory, nor shall the continued duties of the parties pursuant to Article IV or Section 8.1, render an executed sale executory.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Indemnities by the Canadian Originator. Without limiting any other rights which the Canadian Originator Indemnified Parties may have hereunder or under Applicable Law, the Canadian Originator hereby agrees to indemnify the Canadian SPV and its successors, transferees and assigns and all officers, directors, shareholders, controlling persons, employees, counsel and other agents of any of the foregoing (collectively, “Canadian Originator Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of any Canadian Originator Indemnified Party) and disbursements (all of the foregoing being collectively referred to as “Canadian Originator Indemnified Amounts”) awarded against or incurred by any of the

Canadian Originator Indemnified Parties in any action or proceeding between the Canadian Originator and any of the Canadian Originator Indemnified Parties or between any of the Canadian Originator Indemnified Parties and any third party relating to or resulting from the following:

(a) any representation or warranty made by the Canadian Originator or any officers of the Canadian Originator under or in connection with this Agreement, any of the other Transaction Documents, or any other information or report delivered by the Canadian Originator or any officers of the Canadian Originator pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(b) the failure by the Canadian Originator to comply with any Applicable Law with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such Applicable Law;

(c) the failure to vest and maintain vested in the Canadian SPV a valid perfected first priority ownership interest in favor of the Canadian SPV in the Sold Assets free and clear of any Adverse Claim (other than Permitted Adverse Claims); or in the event that the conveyance by the Canadian Originator to the Canadian SPV of the Sold Assets hereunder were construed not to be a sale, the failure to grant to the Canadian SPV (and its assignee) a valid perfected first priority security interest in all the Receivables, the Related Security, the related Equipment (except for Excluded Equipment) and the proceeds relating thereto, free and clear of all Adverse Claims (other than the Permitted Adverse Claims);

(d) the failure to file, or any delay in filing, financing statements, financing change statements, or other similar instruments or documents required to be filed by the Canadian Originator under the PPSA of any applicable jurisdiction or other applicable laws with respect to any of the Sold Assets;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) arising as a result of a breach by the Canadian Originator of its obligations under the Receivables;

(f) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services relating to or which are the subject of any Receivable or related Contract;

(g) the transfer to the Canadian SPV of an interest in any Receivable other than an Eligible Receivable (as of the related Purchase Date) for which the Canadian SPV has not received a Repurchase Amount from the Canadian Originator;

(h) the failure by the Canadian Originator to comply with any term, provision or covenant applicable to the Canadian Originator contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its duties or obligations under the Receivables or related Contracts;

(i) any commingling by the Canadian Originator of Collections of Receivables at any time with other funds;

(j) the use of proceeds of purchases by the Canadian Originator, or the ownership of the Sold Assets;

(k) failure of the Canadian Collection Bank, or the Canadian Originator to remit any Collections held in the Canadian Collection Account, whether by reason of the exercise of set-off rights or otherwise;

(l) any inability to obtain any judgment in or utilize the court or other adjudication system of, any jurisdiction in which an Obligor may be located as a result of the failure of the Canadian Originator to qualify to do business or file any notice of business activity report or any similar report; or

excluding, however, (i) Canadian Originator Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Canadian Originator Indemnified Party or (ii) recourse (except as otherwise specifically provided in this Agreement or the Second Tier Agreement) for uncollectible Receivables arising out of any credit default of an Obligor.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1. Waivers; Amendments.

(a) No failure or delay on the part of the Canadian SPV in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Canadian SPV and the Canadian Originator and consented to in writing by the Majority Lenders.

Section 9.2. Notices. All communications and notices provided for hereunder shall be provided in the manner described in Section 13.3 of the Second Tier Agreement.

Section 9.3. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

Section 9.4. Integration. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Section 9.5. Severability of Provisions. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

Section 9.6. Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

Section 9.7. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also inure to the benefit of the parties to the Second Tier Agreement and their respective successors and assigns. The Canadian Originator may not assign its rights or obligations hereunder without the prior written consent of the Canadian SPV (or its assignee). The Canadian Originator acknowledges that the Canadian SPV’s rights under this Agreement may be assigned to the Facility Agent, on behalf of the Lenders, under the Second Tier Agreement and consents to such assignment and to the exercise of those rights directly by the Facility Agent, on behalf of the Lenders, to the extent permitted by the Second Tier Agreement.

Section 9.8. Costs, Expenses and Taxes. In addition to its obligations under Section 8.1, the Canadian Originator agrees to pay on demand (a) all reasonable costs and expenses incurred by the Canadian SPV and its assigns in connection with the enforcement of, or any actual or claimed breach by the Canadian Originator of, this Agreement, including the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement in connection with any of the foregoing, and (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement.

Section 9.9. No Proceedings; Limited Recourse. The Canadian Originator covenants and agrees, for the benefit of the parties to the Second Tier Agreement, that it shall not institute against the Canadian SPV, or join any other Person in instituting against the Canadian SPV, any proceeding of a type referred to in the definition of “Event of Bankruptcy” (as defined in the Second Tier Agreement) until two (2) years and one day after the Final Payout Date. In addition, all amounts payable by the Canadian SPV to the Canadian Originator pursuant to this Agreement shall be payable solely from funds available for that purpose pursuant to Section 2.16 of the Second Tier Agreement.

Section 9.10. Further Assurances. The Canadian SPV and the Canadian Originator agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement.

Section 9.11. Judgment Currency.

(a)	If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)	The obligations of the Canadian Originator in respect of any sum due to the Canadian SPV (or its assignees) or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Canadian Originator agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Canadian SPV and the Canadian Originator each have caused this Canadian Sale Agreement to be duly executed by their respective officers as of the day and year first above written.

CCG EQUIPMENT FINANCE LIMITED,
as Canadian Originator

By:	/s/ E.R. Gebhart
Name: E.R. Gebhart
Title: SVP and CFO

CCG CANADA FUNDING 2 LP, by its General Partner, 1020973 B.C. LTD., as Canadian SPV

By:	/s/ E.R. Gebhart
Name: E.R. Gebhart
Title: SVP and CFO

S-1

EXHIBIT A

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Assignment”) is made as of                     , (the “Purchase Date”), by and between CCG Canada Equipment Finance Limited (“Assignor”), and CCG Canada Funding 2 LP, by its general partner 1020973 B.C. Ltd. (“Assignee”), with reference to the following facts:

RECITALS:

A. Assignee and the Assignor have executed a Canadian Sale Agreement dated as of February 23, 2015 (the “Agreement”).

B. In connection with the Agreement, the Assignor desires to transfer, sell, assign, grant and contribute to Assignee all of Assignor’s right, title and interest in and to each of the assets described in Schedule I hereto, as supplemented from time to time, and the corresponding paragraphs below (the “Assigned Interests”).

C. Assignee desires to accept the Assignment and transfer, sale, assignment, grant and contribution of the Assigned Interests.

D. Terms used but not defined herein have the meanings ascribed to them in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in consideration of the mutual covenants set forth herein, the Assignor and Assignee hereby agree as follows:

1. Assignment. The Assignor hereby sells, assigns, conveys, grants and transfers or contributes, as applicable, without recourse except as provided in the Agreement, to Assignee (and the successors and assigns of Assignee) the following property, all in accordance with, and subject to, the terms and conditions of the Agreement all of the Assignor’s right, title and interest in and to (i) the Receivables described and listed on Schedule I hereto, (ii) the Related Security, (iii) all related Collections received after the related Cut-Off Date, and (iv) all proceeds of the foregoing.

2. Further Assurance. The Assignor and Assignee each hereby agree to provide such further assurances and to execute and deliver such documents and to perform all such other acts as are necessary or appropriate to consummate and effectuate this Assignment. The Assignor hereby authorizes the filing by or on behalf of the Assignee of any and all PPSA financing statements appropriate to evidence the transfers hereunder, including any and all PPSA financing change statements. All such filings shall be made at Assignor’s sole cost and expense.

3. Distinct Entities. The Assignor and Assignee hereby acknowledge that for all purposes the Assignor and Assignee are each separate and distinct legal entities. Accordingly, the Assignor shall not be liable to any third party for the debts, obligations and liabilities of the Assignee; and Assignee shall not be liable to any third party for the debts, obligations and liabilities of the Assignor to the extent that such debts, obligations and liabilities have not been expressly assumed by Assignee hereunder.

4. Governing Law. This Assignment shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5. Authority. The Assignor and Assignee each hereby represent respectively that they have full power and authority to enter into this Assignment.

6. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

7. Successors and Assigns. The Assignor and Assignee each agree that this Assignment will be binding and will inure to the benefit of the Assignor and its successors and assigns and the Assignee and its successors and assigns.

8. Canadian Sale Agreement Controls. If any dispute arises with respect to any provision of this Assignment and any provisions of the Agreement, the Agreement shall control.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Assignment has been executed as of the date first above written.

CCG EQUIPMENT FINANCE LIMITED,
Assignor

By:
Name:
Title:

CCG CANADA FUNDING 2 LP, by its general partner 1020973 B.C. LTD., Assignee

By:
Name:
Title:

SCHEDULE I TO ASSIGNMENT AGREEMENT

RECEIVABLES SCHEDULE

EXHIBIT B

EXHIBIT B

FORM OF SUPPLEMENT FOR SUBSTITUTE RECEIVABLES

Pursuant to Section 3.2 of the Canadian Sale Agreement dated as of February 23, 2015 (the “Agreement”) between CCG EQUIPMENT FINANCE LIMITED (the “Canadian Originator”) and CCG CANADA FUNDING 2 LP, by its general partner, 1020973 B.C. LTD. (the “Canadian SPV”), attached hereto as Schedule I is a Schedule which includes information regarding the Receivables, the Related Security, all related Collections, and all proceeds of the foregoing (the “Substituted Sold Assets”) that are sold, assigned, transferred and delivered by the undersigned Canadian Originator to the Canadian SPV in accordance with the Agreement as of                 , 201   (the “Substitution Date”). The Substituted Sold Assets are delivered in substitute of the Receivables identified in Schedule II attached hereto and all Related Security (the “Replaced Sold Assets”), and, from and after the date of this Supplement for Substitute Receivables, the Replaced Sold Assets shall no longer be considered “Sold Assets” pursuant to the Agreement nor shall they be considered “Affected Assets” pursuant to the Second Tier Agreement.

CCG EQUIPMENT FINANCE LIMITED

By:
Name:
Title:

CCG CANADA FUNDING 2 LP, by its general partner 1020973 B.C. LTD.

By:
Name:
Title:

SCHEDULE I

SUBSTITUTE RECEIVABLES SCHEDULE

SCHEDULE II

REPLACED RECEIVABLES SCHEDULE

Schedule I

Canadian Originator Information

1.	List of Name Change, French Name (if any) or Mergers:

None.

2.	List of Trade Names:

None

3.	List of Subsidiaries:

None.

4.	Chief Executive Office:

CCG EQUIPMENT FINANCE LIMITED

1 Hunter Street East

Hamilton, Ontario

L8N 3W1

Schedule I-1

Schedule II

Canadian Collection Bank and

Canadian Collection Account Information

Account number 7775023216 of the Canadian SPV maintained with Wells Fargo Bank, National Association, having offices located at Grand Cayman Branch, P.O. Box 501 Cardinal Avenue, Grand Cayman, Cayman Islands.

Schedule II-1

Schedule 5.2

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in the Agreement, the Canadian Originator hereby represents, warrants, and covenants to the Canadian SPV and on each Purchase Date:

General

1. The Agreement creates a valid and continuing security interest in the Sold Receivables pledged in favour of the Canadian SPV, which security interest is prior to all other Adverse Claims, excepting other Permitted Adverse Claims and liens for taxes, assessments or similar governmental charges or levies that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Adverse Claim attaches is not impaired during the pendency of such proceeding, and is enforceable as such as against creditors of and purchasers from the Canadian Originator.

The Sold Receivables constitute “accounts,” “instruments,” “intangibles,” or “chattel paper” within the meaning of the PPSA.

2. The Canadian Originator has taken all steps necessary to perfect its security interest against the Obligor in the Equipment securing the Sold Receivables.

3. The Canadian Originator has received all consents and approvals required by the terms of the Sold Receivables to the pledge of a security interest in the Sold Receivables hereunder to the Canadian SPV.

Creation

4. The Canadian Originator owns and has good and marketable title to any transferred Sold Receivable free and clear of any Adverse Claim, claim or encumbrance of any Person, excepting other Permitted Adverse Claims and liens for taxes, assessments or similar governmental charges or levies that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Adverse Claim attaches is not impaired during the pendency of such proceeding.

Schedule 5.2-1

Schedule 5.2

Perfection

5. The Canadian Originator has caused the filing of all appropriate PPSA financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the sale of the Sold Receivables from the Canadian Originator to the Canadian SPV.

Priority

6. Other than the transfer of the Sold Receivables to the Canadian SPV hereunder, the Canadian Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Sold Receivables. The Canadian Originator has not authorized the filing of, nor is aware of any financing statements against the Canadian Originator that include a description of collateral covering the Sold Receivables other than any financing statement relating to the transfer of Sold Receivables hereunder or that has been or is being terminated in connection with the execution of the Agreement. The Canadian Originator is not aware of any judgment or tax lien filings against the Canadian Originator.

7. With respect to Receivables which constitute “chattel paper” or “instruments” within the meaning of the PPSA, the Canadian Originator has delivered to the Custodian all original copies of the instruments that constitute or evidence the Sold Receivables. The Contracts and instruments that constitute or evidence the Sold Receivables do not have any marks or notation indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Canadian SPV).

8. Survival of Perfection Representations. Notwithstanding any other provision of the Agreement or any other Transaction Document, the perfection representations contained in this Schedule shall be continuing, and remain in full force and effect (notwithstanding any termination of the Commitments of the Lenders) until the occurrence of the Final Payout Date.

9. No Waiver. The parties to the Agreement: (i) shall not, without obtaining the consent of the Facility Agent waive any of these perfection representations; (ii) shall provide the Facility Agent with prompt written notice of any breach of these perfection representations, and shall not, without obtaining the consent of the Facility Agent waive a breach of any of these perfection representations.

Schedule 5.2-2